Paxton Energy Announces Production from New Olmos Oilfield Discovery at Storey Ranch

CARSON CITY, Nevada, May 30, 2007; Newswire – Paxton Energy, Inc. (OTC:BB “PXTE”) announced today that the company has been advised by the operator, Bayshore Exploration LLC, that sales of crude oil and natural gas have commenced effective May 25, 2007, from the Fiedler No. 1 discovery well for a new Olmos field at Storey Ranch, La Salle County, Texas. Currently, the Fiedler No. 1 is producing natural gas at rates of 50-100 thousand cubic feet of gas per day (mcf) through an 18/64 inch choke and 58 barrels of oil per day. Production characteristics from the Fiedler No. 1 well are expected to be consistent with existing production in the area from other Olmos fields.

The Fiedler No. 1 well was drilled by Bayshore Exploration on the 2,268 acre Storey Ranch area of mutual interest acreage near Paxton’s Cooke Ranch properties in the first quarter of 2007 to a total depth of 8,170 feet. Production casing was set to 8,170 feet with Olmos production from 7,875 to 8,000 feet. Paxton has an 18.75% working interest in the Fiedler No. 1 discovery well and its pro-rata unit and a 75% leasehold and working interest in the remaining acreage. Paxton is preparing two new drilling locations to begin further development of the potential Olmos and Wilcox reserves, subject to obtaining required financing.

About Paxton Energy, Inc.

Paxton Energy, Inc. is an energy exploration and development company with minority working interests in the Cooke Ranch area of La Salle County, Texas, all operated by others. Paxton currently produces oil and gas from four gross (0.7 net) wells on its acreage. Paxton has up to a 31.75% working interest in the Cooke Ranch 8,884 gross acre lease and up to a 75% working interest in the Storey Ranch 2,268 gross acre area located in La Salle County, Texas.

Paxton also recently announced that it has entered into an agreement to purchase certain producing interests in East Thirteen Oil & Gas Field, which will also provide for development on the several proved undeveloped locations to increase cash flow and reserves. This transaction is subject to specified conditions, including the execution of a definitive agreement, Paxton obtaining the required financing facility, audited financial statements, legal compliance, reserve reports, and other items, all to the satisfaction of Paxton’s board of directors.

For further information, please visit Paxton’s website at www.paxtonenergyinc.com or call toll free 866-972-9866:

Corporate Contact:	Investor Relations Contact:
Richard Brunette	Gordon Friesen
604-821-0488	604-889-1241
gordf@paxtonenergyinc.com	rb@paxtonenergyinc.com

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE DRILLING OR OTHER EXPLORATION OR DEVELOPMENT RESULTS, THE ACTUAL PRESENCE OR RECOVERABILITY OF ESTIMATED RESERVES, THE ABILITY TO ESTABLISH RESERVES EQUAL TO THE POTENTIAL OF EXPLORATION TARGETS, PRODUCTION AMOUNTS OR REVENUES, DRILLING AND EXPLORATION COSTS OR SCHEDULES OR SIMILAR MATTERS. THESE STATEMENTS ARE MADE UNDER THE “SAFE HARBOR” PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.